Exhibit 16.1

Arik Eshel, CPA & ASSOC., PC
1430 Broadway, Suite 1301
New York, NY 10018
Tel: 212-302-7900
Fax: 212-244-2932

March 21, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Morlex, Inc.'s Form 8-K dated March 19, 2008, and have the following comments:

1.	We agree with the statements made in the first three paragraphs of Item 4.01 concerning our Firm.

2.	We have no basis on which to agree or disagree with the statements made in the last paragraph of Item 4.01 with respect to information regarding the new accounting firm contained therein.

Yours truly,

/ Arik Eshel, CPA & ASSOC., PC /